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                                                         June 4, 1998



Chattem, Inc.
1715 West 38th Street
Chattanooga, Tennessee 37409

Signal Investment & Management Co.
1105 North Market Street, Suite 1300
Wilmington, Delaware 19890

                  Re: Chattem, Inc. and Signal Investment & Management Co. Registration Statement on Form S-4
                           $200,000,000 8-7/8% Series B Senior Subordinated Notes due 2008

Gentlemen:

                   We are acting as counsel to Chattem, Inc., a Tennessee corporation (the "Company"), and Signal Investment & Management Co., a Delaware corporation (the "Guarantor"), in connection with the registration under the Securities Act of 1933, as amended, of $200,000,000 aggregate principal amount of 8-7/8% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"). The Exchange Notes will be issued pursuant to the terms of an Indenture, dated March 24, 1998, between the Company and SouthTrust Bank, National Association, as trustee (the "Indenture"), in exchange for the identical principal amount of any and all of the Company's outstanding 8-7/8% Series A Senior Subordinated Notes due 2008 (the "Series A Notes," which with the Exchange Notes are sometimes referred to collectively as the "Notes"). In connection with the foregoing, we have examined the Company's Charter and the Guarantor's Certificate of Incorporation, the Company's and the Guarantor's Bylaws, the corporate


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August 3, 1994
Page 2

proceedings taken by both the Company and the Guarantor to authorize the offering, sale and issuance of the Notes, the Indenture (including the form of the Exchange Notes), and the Registration Statement. We also have examined and relied upon such other records, documents and other instruments in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.

                  Based upon the foregoing, we are of the opinion that:

                  1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee.

                  2. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

                  3. The Exchange Notes have been duly authorized and, when issued and exchanged for the Series A Notes in accordance with the terms of the Exchange Offer described in the Prospectus included in the Registration Statement, will be validly issued and binding obligations of the Company.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                            Very truly yours,



                                            MILLER & MARTIN LLP



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